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Exhibit 99.1

NON-EXCLUSIVE AIRCRAFT SUBLEASE AGREEMENT

        THIS NON-EXCLUSIVE AIRCRAFT SUBLEASE AGREEMENT (this "Agreement") is made and entered into as of this 1st day of July, 2011, by and between TimBer, LLC, a limited liability company organized and existing under the laws of the State of Colorado ("Sublessor") and Venoco, Inc., a corporation organized and existing under the laws of the State of Delaware ("Sublessee") (each a "Party", and collectively the "Parties").

WITNESSETH:

        WHEREAS, Sublessor has, pursuant to that certain Aircraft Lease dated as of December 29, 2010 (the "Lease") between Sublessor and Banc of America Leasing & Capital, LLC ("Lessor"), leased from Lessor one (1) Gulfstream Aerospace model G-IV (G300) aircraft bearing FAA registration number N958TB and manufacturer's serial number 1512 together with its two (2) Rolls-Royce Deutschland Ltd & Co KG model TAY 611-8 aircraft engines bearing manufacturer's serial numbers 18163 and 18164, its one (1) Honeywell International Inc. model GTCP-36-100 auxiliary power unit bearing manufacturer's serial number P-957, its avionics and equipment, optional equipment, such other items fitted or installed on the Aircraft and as more specifically described in the Lease and its Records (as defined in Schedule A) (collectively, the "Aircraft"); and

        WHEREAS, Sublessee desires to sublease the Aircraft from Sublessor on a non-exclusive basis; and

        WHEREAS, Sublessor is willing to sublease the Aircraft to Sublessee on a non-exclusive basis on the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

SECTION 1.    SUBLEASE AND DELIVERY OF THE AIRCRAFT

        1.1    Sublease.    Sublessor agrees to sublease to Sublessee, and Sublessee agrees to sublease from Sublessor, the Aircraft, on the terms and conditions of this Agreement.

        1.2    Non-Exclusivity.    Sublessee and Sublessor acknowledge that the Aircraft is subleased to Sublessee on a non-exclusive, non-continuous basis, and that the Aircraft may, at other times during the Term, be operated by Sublessor and/or subleased to other parties and under the operational control of such other parties during the Term.

          (a)   Sublessee specifically agrees that, to the extent permitted by the Lease, Sublessor may sublease the Aircraft to such other sublessees that may, during the periods of their possession, operate the Aircraft under Part 91 of the Federal Aviation Regulations ("FARs"), or to a certificated air carrier for operations under Part 135 of the FARs. At such times that the Aircraft is in the possession of Sublessor or such other sublessees, Sublessee shall not be in operational control of the Aircraft and shall have no responsibility for, or control over, the operation of the Aircraft, such operational control, responsibility and control residing solely with the party in possession of the Aircraft.

          (b)   Scheduling delivery periods of possession of the Aircraft shall be done by Sublessor on a first-come-first serve basis. If multiple requests for delivery of the Aircraft are made by Sublessee or other sublessees, such that not all the requests can be accommodated, the party making the first request shall have priority, the party making the second request shall have subsequent priority and so on and Sublessor shall deliver or arrange for delivery of the Aircraft to Sublessee or such other sublessees in the order described herein.

        1.3    Delivery/Redelivery.    The Aircraft shall be delivered to Sublessee at Centennial Airport, Denver, Colorado (the "Operating Base"), unless otherwise agreed to by the Parties, prior to each use of the Aircraft by Sublessee and, upon completion of each such use, redelivered to Sublessor or its agent as designated by Sublessor in writing at the Operating Base or such other location in the United States as agreed by the Parties in writing.

          (a)   Upon delivery or redelivery of possession of the Aircraft, as applicable, the Party receiving possession shall indicate its receipt of possession by executing a logbook (substantially in the form attached hereto as Schedule B) containing the information identifying the specific Party that has accepted possession and control of the Aircraft, the time such possession and control was accepted and the time the possession and control of the preceding party concluded ("Delivery/Redelivery Logbook"). The Delivery/Redelivery Logbook shall be kept with the Aircraft.

          (b)   Execution of the Delivery/Redelivery Logbook shall serve as evidence that the party accepting possession has assumed control and responsibility for the Aircraft until such time as it is again redelivered to Sublessor or its designee and the Delivery/Redelivery Logbook has been duly executed.

SECTION 2.    TERM, SCHEDULING, AND RENT

        2.1    Term.    This Agreement shall commence on the date of execution hereof and shall continue for a period of one (1) year. The term of the Agreement shall be renewed automatically thereafter for two (2) additional one (1) year terms, unless earlier terminated as set forth below. The initial term and any extension thereof shall be collectively referred to as the "Term". Notwithstanding anything to the contrary in this Section 2.1, this Agreement may be terminated by either party without cause upon at least thirty (30) days prior written notice to the other party; provided; however, in no case shall the Term extend beyond the term of the Lease unless Lessor notifies Sublessee of Lessor's election to permit Sublessee to continue to lease the Aircraft pursuant to this Agreement or Sublessor has purchased the Aircraft.

        2.2    Rent.    Sublessee shall pay rent in an amount equal to the Hourly Rent specified in Schedule A attached hereto for each flight hour of use of the Aircraft by Sublessee. All rent accrued during any calendar month shall be payable in arrears on the tenth (10th) business day of next calendar month without further demand or invoice and accompanied by a report specifying the number of flight hours operated by Sublessee in the preceding calendar month. Such report shall be in a form mutually agreed by the parties. All rent shall be paid to Sublessor in U.S. in the U.S. and in form and manner as Sublessor in its reasonable discretion may instruct Sublessee from time to time.

        2.3    Taxes.    Neither the Hourly Rent nor any other payments to be made by Sublessee under this Agreement includes the amount of any sales taxes, use taxes, retailer taxes, duties, fees or other taxes of any kind which may be assessed or levied by any taxing jurisdiction as a result of the sublease of the Aircraft to Sublessee, or the use of the Aircraft by Sublessee which may be assessed or levied by any taxing jurisdictions (the "Taxes"). Sublessee shall calculate or cause to be calculated the appropriate Taxes, if any, and remit to Sublessor all such Taxes together with and in addition to each payment of rent pursuant to Section 2.2 to the extent any such Taxes are due. Sublessor represents and warrants that it is responsible for all applicable sales and use taxes due on the Rent (as defined in the Lease) to be paid to Lessor under the Lease and covenants that it will pay such sales and use taxes during the Term hereof.

SECTION 3.    DISCLAIMER OF WARRANTIES

        3.1   EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE AIRCRAFT IS BEING SUBLEASED BY SUBLESSOR TO SUBLESSEE HEREUNDER ON AN "AS IS" BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, AND SUBLESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE AND SUBLESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY WARRANTIES, OBLIGATIONS AND

LIABILITIES OF SUBLESSOR, EXPRESS, IMPLIED, ARISING BY LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, WITH RESPECT TO THE DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT.

        3.2   NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO STRICT OR ABSOLUTE LIABILITY IN TORT, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE) ARISING FROM THE CONDITION, MAINTENANCE, USE, OPERATION, DELIVERY OR REDELIVERY OF THE AIRCRAFT.

        3.3   THIS SECTION 3 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

SECTION 4.    REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION

        4.1    Title and Registration.    Title to the Aircraft shall remain vested in Lessor at all times during the Term to the exclusion of Sublessee and Sublessee shall have only such leasehold rights as shall be specifically set forth herein. Sublessor represents that as of the date of this Agreement the Aircraft is, and Sublessor warrants that throughout the Term the Aircraft shall remain, lawfully registered as a civil aircraft of the United States.

        4.2   Use and Operation by Sublessee.

        (a)   Except as otherwise expressly provided herein, Sublessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft during each period of the Term commencing when possession of the Aircraft has been delivered to Sublessee and terminating when possession of the Aircraft has been returned to Sublessor or its designee as evidenced in the Delivery/Redelivery Logbook. Sublessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or "for hire" basis except as specifically permitted under Part 91 of the FARs. Sublessee agrees not to operate the Aircraft or permit the Aircraft to be operated during the periods of Sublessee's possession during the Term except in operations for which Sublessee is duly authorized, or to use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Sublessee will not use or operate the Aircraft contrary to any manufacturer's operating manuals or instructions, and during the periods of Sublessee's possession of the Aircraft during the Term shall not permit the Aircraft to be used during the existence of any known defect except as permitted by the FARs.

        (b)   Sublessee shall operate, use and locate the Aircraft solely within the Continental United States; provided, that Sublessee may fly the Aircraft temporarily to any country in the world for any purpose expressly permitted under this Agreement. Notwithstanding the foregoing, Sublessee shall not fly, operate, use or locate the Aircraft in, to or over any such country or area (temporarily or otherwise), (i) which is excluded from the required insurance coverages, or would otherwise cause Sublessee to be in breach of the insurance requirements or other provisions, of this Agreement; (ii) in any area of recognized or threatened hostilities; (iii) in violation of any Applicable Law, including any U.S. law or United Nations Security Council Directive; (iv) to the extent that payment of any claim under the insurance required hereunder directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America; (v) with which the U.S. does not maintain favorable diplomatic relations; or (vi) in a manner that causes it to be deemed to have been used or operated "predominantly" outside of the United States of America, as that phrase is used in Section 168(g)(1)(A) of the Internal Revenue Code of 1986, as amended.

        4.3    Operating Costs.    Except as otherwise provided herein, Sublessor shall pay all fixed and certain variable costs of operating the Aircraft, including, without limitation, all costs of insurance, hangarage and/or other storage costs in the Denver area, maintenance, inspections and overhauls. Sublessee shall, at its own expense, locate and retain (either through direct employment or contracting with an independent contractor for flight services) all pilots and other cabin personnel, if any, used for Sublessee's operations of the Aircraft (collectively the "Flight Crew"), and shall pay all fuel, oil and other lubricant costs and miscellaneous out-of-pocket expenses incurred in connection with Sublessee's use of the Aircraft, including, without limitation, landing and navigation fees; airport charges; catering, in-flight entertainment and communications charges; hangarage and/or other storage during Sublessee's period of use; Flight Crew travel expenses; and passenger service.

        4.4    Maintenance of Aircraft.    Sublessee shall perform, or cause to be performed, all customary pre- and post-flight inspections in accordance with and as required by the FAA-approved inspection program for the Aircraft. Sublessee shall notify Sublessor, or cause Sublessor to be notified, of any maintenance requirement, dangerous condition, malfunction or worn part of which Sublessee becomes aware as a result of such inspection. Subject to the foregoing, Sublessor shall be solely responsible for arranging the performance of all maintenance and inspections (other than pre- and post-flight inspections set forth in the first sentence of this Section 4.4) of the Aircraft and ensuring that all such maintenance and inspections are timely accomplished in accordance with the FARs during the Term. Sublessee shall make the Aircraft available in a timely manner to Sublessor or Sublessor's agent for any repair or maintenance requirements it discovers and Sublessor shall cause such maintenance or repairs to be timely and promptly performed. Sublessor shall not be held liable for any losses or damages incurred by Sublessee arising from delays resulting from or caused by the performance of all such maintenance and inspections required to be arranged by Sublessor; provided, however, that Sublessor shall cause all scheduled maintenance to be completed prior to the required compliance date and shall use its best efforts to cause all unscheduled maintenance to be diligently repaired so that the Aircraft can be returned to service as soon as possible. Sublessor shall ensure that Sublessee has complete and timely access to all Records.

        4.5    Flight Crew.    All members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of Applicable Law and all insurance policies covering the Aircraft. Sublessee shall have full responsibility and authority for selecting the Flight Crew and Sublessor shall have no right to require Sublessee to use any particular flight crew or flight crew company or to veto the use of any particular flight crew or flight crew company. Without limiting the generality of the foregoing, the pilots shall have (a) the required FAA pilot certificates and ratings, (b) a valid FAA Medical Certificate, (c) satisfied all security requirements imposed by any governmental authority having jurisdiction and (d) met any and all other requirements established and specified by (i) the FAA, the Transportation Security Administration and any other applicable governmental authority and (ii) the insurance policies required under this Agreement.

        4.6    Operational Control.    THE PARTIES EXPRESSLY AGREE THAT SUBLESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN ITS POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A "DRY" OPERATING SUBLEASE. Sublessee shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted pursuant to this Agreement, and the Flight Crew shall be under the exclusive command and control of Sublessee during all phases of such flights. Sublessee shall be liable for the actions or inactions of the Flight Crew during all phases of such flights.

        4.7    Authority of Pilot-in-Command.    Notwithstanding that Sublessee shall have operational control of the Aircraft during all flights conducted by Sublessee pursuant to this Agreement, Sublessor and Sublessee expressly agree that the pilot in command (as defined in section 1.1 of the FARs), in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the pilot-in-command is necessitated by considerations of safety. The pilot-in-command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the pilot in command shall create or support any claim for liability for loss, injury, damage or delay by Sublessor.

        4.8    Security.    Without limiting Sublessee's other obligations under this Agreement, Sublessee hereby: (i) expressly assumes responsibility for the determination and implementation of all security measures and systems necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts directly or indirectly affecting the Aircraft, any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts, while Sublessee has possession of the Aircraft during the periods of its possession during the Term; and (ii) agrees to provide to Sublessor promptly upon request evidence of Sublessee's compliance with its obligations under this Section 4.8.

        4.9    Right to Inspect.    Sublessor, Lessor and their respective agents shall have the right to inspect the Aircraft, any component thereof, and all logs, manuals, certificates and records with respect thereto at any reasonable time, upon giving Sublessee reasonable notice, to ascertain the condition of the Aircraft and to ensure that the Aircraft is being properly operated, repaired and maintained in accordance with the requirements of this Agreement; except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of an Event of Default. Upon request of Lessor or Sublessor, Sublessee shall promptly confirm to Lessor or Sublessor, as the case may be, the location of the Aircraft and/or such logs, manuals, certificates and records as are under Sublessee's control. Sublessee shall be responsible for the cost of any inspection conducted after the occurrence of an Event of Default by Sublessee under this Agreement. For the avoidance of doubt, Sublessee shall not be responsible for the cost of any inspection conducted by Lessor after the occurrence of any Event of Default under the Lease (as defined therein), such cost to be borne solely by Sublessor. When there has been no occurrence of an Event of Default, the right of inspection shall be exercised in such manner as shall not interfere with the normal conduct of Sublessee's business or the operation of the Aircraft.

SECTION 5.    CONDITION DURING TERM AND RETURN OF AIRCRAFT.    Upon completion of each use of the Aircraft by Sublessee during the Term, Sublessee shall return the Aircraft to Sublessor or its representative in as good condition as at it was in when Sublessor or its designee delivered or caused the Aircraft to be delivered to Sublessee, ordinary wear and tear excepted, and shall have a valid and effective FAA standard airworthiness certificate. Nothing contained in this Section 5 may be interpreted to require Sublessee to perform any maintenance or other obligation responsibility for which is delegated to Sublessor pursuant to this Agreement; provided, however, that Sublessee shall be obligated to ensure that Sublessor or its agent is advised of any maintenance requirement, dangerous condition, malfunction or worn part of which Sublessee actually becomes aware during the customary pre- and post-flight inspections conducted by Sublessee or during its operation of the Aircraft.

SECTION 6.    LIENS.    Sublessee shall ensure that no liens are created or placed against the Aircraft by Sublessee or third parties as a result of Sublessee's or its agents' or representatives' action or inaction except for Permitted Liens as defined by the Lease, which definition shall be deemed to refer to Sublessee as well as Lessee ("Permitted Liens").

SECTION 7.    EVENTS OF DEFAULT AND REMEDIES.

        7.1    Events of Default.    The term "Event of Default" means: (i) non-payment of any Hourly Rent and/or any other amount due pursuant to this Agreement within ten (10) days after any or all of the same shall become due and payable, or, upon demand, any other amount required to be paid herein; (ii) failure by Sublessee to use, or operate the Aircraft in compliance with Applicable Law; (iii) any use by Sublessee of the Aircraft outside of the U.S. that is prohibited by this Agreement, or use by Sublessee for any illegal purpose; (iv) failure by Sublessee to comply with all of the insurance coverages required under this Agreement when it is in possession of the Aircraft; (v) any prohibited transfer or encumbrance, or the existence of any lien caused by an act or omission of Sublessee other than a Permitted Lien where the obligation for payment is vested in Sublessee hereunder; (vi) failure to return the Aircraft to Sublessor, or other sublessee as applicable, in the manner required by this Agreement; (vii) a material inaccuracy in any representation or breach of warranty by Sublessee (including any false or misleading representation or warranty); (viii) the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Sublessee or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Agreement in any such proceeding; or (ix) the failure by Sublessee generally to pay Sublessee's debts as they become due or Sublessee's admission in writing of such inability.

        7.2    Remedies.    If an Event of Default occurs which is continuing and not cured within any applicable cure period, Sublessor or Lessor may exercise any one or more of the following remedies (each in its sole discretion): (i) proceed at law or in equity, to enforce specifically Sublessee's performance or to recover damages; (ii) declare this Agreement in default, and/or cancel this Agreement or otherwise terminate Sublessee's right to use of the Aircraft and Sublessee's other rights, but not its obligations under this Agreement, and Sublessee shall immediately return the Aircraft to Sublessor in accordance with the terms of this Agreement; (iii) to the extent permitted by Applicable Law, enter the premises where the Aircraft is located and take immediate possession of and remove (or disable in place) the Aircraft (and/or any engine, APU or part then unattached to the Aircraft) by self-help, summary proceedings or otherwise without liability; (iv) demand and obtain from any court speedy relief pending final determination available at law (including, without limitation, possession, control, custody or immobilization of the Aircraft or preservation of the Aircraft or its fair market value); and (v) exercise any and all other remedies allowed by Applicable Law, including, without limitation, the Cape Town Convention and the UCC.

        7.3    Sublessee's Performance.    If Sublessee fails to perform any of its agreements contained in this Agreement, including its obligations to keep the Aircraft free of liens or comply with Applicable Law Sublessor shall have the right, but shall not be obligated, to effect such performance upon five (5) days notice to Sublessee, and any expenses incurred by Sublessor in connection with effecting such performance, shall be payable by Sublessee promptly upon demand. Any such action shall not be a cure or waiver of any Event of Default hereunder.

        7.4    Power-of-Attorney.    Sublessee irrevocably appoints Sublessor as its attorney-in-fact to act in Sublessee's name and on its behalf to make, execute, deliver and file any instruments or documents (including any filings at the FAA), settle, adjust, receive payment, make claim or proof of loss, endorse Sublessee's name on any checks, drafts or other instruments in payment of any insurance claims and to take any action as Sublessor deems necessary or appropriate to carry out the intent of this Agreement; provided, however, Sublessor agrees that it will not exercise this power unless an Event of Default has occurred and is continuing. This appointment is coupled with an interest, is irrevocable, and shall terminate only upon payment in full of the obligations set forth in this Agreement.

        7.5    Enforcement Costs.    Sublessee shall be liable for, and pay to Sublessor upon demand, all reasonable and documented costs, charges and expenses incurred by Sublessor in enforcing or protecting its rights under this Agreement by reason of any Event of Default which is continuing and not cured, including, without limitation, legal fees and disbursements.

        7.6    Cumulative Remedies.    No right or remedy is exclusive. Sublessee hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is "manifestly unreasonable" for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available at law or in equity, including, such rights and/or remedies as are provided for in the Cape Town Convention and/or the UCC, but in no event shall Sublessor be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lessor or Sublessor of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. The failure or delay of Sublessor in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Sublessor shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. Sublessee hereby waives any rights under the UCC and/or the Cape Town Convention to cancel or repudiate this Agreement or any of the other Lease Documents, to suspend performance, and to recover from Sublessor any general, special, incidental or consequential damages, for any reason whatsoever. All remedies set forth herein shall survive the expiration, cancellation or other termination of this Agreement for any reason whatsoever.

SECTION 8.    EVENTS OF LOSS

        8.1    Event of Loss with Respect to the Aircraft.    Upon the occurrence of any Event of Loss (as defined in Schedule A herein) with respect to the Aircraft, Sublessee shall notify Sublessor within five (5) days of the date thereof. Upon making the notice required hereby, Sublessee is obligated to pay all Hourly Rents then accrued but unpaid.

        8.2    Risk of Loss.    Sublessee shall bear the risk of loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Aircraft during the time Sublessee has possession of the Aircraft during the Term and Sublessee shall not be released from its obligations hereunder in the event of any damage or Event of Loss to the Aircraft or any part thereof; provided, however, that Sublessor agrees to accept, as its sole remedy, the proceeds of the insurance provided under Section 9.2 except to the extent such loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Aircraft resulted solely and directly from the willful misconduct of Sublessee. Without limiting any other provision hereof, Sublessee shall provide written notice to Sublessor of any material damage concurrently with its report of same to the applicable governmental authority, and if no such report is required, within ten (10) days of the occurrence of such damage. The required notice must be provided together with any damage reports provided to the FAA or any other governmental authority or the insurer, and, to the extent Sublessee has such documents, any documents pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges.

SECTION 9.    INSURANCE

        9.1    Liability.    Sublessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Two Hundred Million United States Dollars (US$200,000,000) combined single limit for the benefit of itself and Sublessee in connection with the use of the Aircraft. Said policy shall be an occurrence policy and shall include Sublessee and its officers, directors, managers and employees as an additional named insureds.

        9.2    Hull.    Sublessor shall maintain aircraft hull insurance in such amount as is required by the Lease. Said policy shall contain a waiver of subrogation clause in favor of Sublessee.

        9.3    Insurance Certificates.    Sublessor will provide or cause Sublessee to be provided with a copy of the insurance policy, the applicable endorsements and a certificate of insurance upon execution of this Agreement and thereafter reasonably upon request therefor.

        9.4    Required Provisions.    Each insurance policy required hereunder shall insure the interest of Sublessee regardless of any breach or violation by Sublessor, any other sublessee or any other party of any warranties, declarations, or conditions contained in such policies. Each such policy shall be primary without any right of contribution from any insurance maintained by Sublessor, Sublessee, any other sublessee or any other party. Each policy shall contain an agreement by the insurer that, notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor or Sublessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Sublessee for at least thirty (30) days ((ten (10) days for cancellation for nonpayment) or such lesser time as may be permitted in the case of war risk insurance, if such war risk insurance so requires) after written notice of such lapse or cancellation shall have been given to Sublessee. Each policy shall contain an agreement by the Insurer to provide Sublessee with thirty (30) days' advance written notice of any deletion, cancellation, or material change in coverage. Sublessee shall be provided with the benefit of all coverage and endorsements contained in the policy and made available to Lessor and Sublessor except such coverage as is available only to an owner or lessor of the Aircraft.

        9.5    Underwriter.    Each insurance policy required hereunder shall be issued by a company or companies qualified to do business in the United States and that (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Sublessee in any competent state or federal court in the United States or its territories.

SECTION 10.    NOTICES.    All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made upon actual receipt or refusal to accept receipt when delivered personally, by mail, by a courier service that provides delivery receipts, or by facsimile that provides confirmation of delivery of all of the pages of such notice or communication provided that any facsimile delivered after 5 pm local time at the location of the recipient shall be deemed to have been delivered on the next business day in the location of the recipient). No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices shall be addressed as specified in writing by the relevant party from time to time and shall initially be as follows:

If to Sublessor:	TimBer, LLC	Tel: 303-600-2896
	PO Box 44354	Fax: 303-626-8315
Denver, CO 80201
Attn: David Mokros
If to Sublessee:	Venoco, Inc.	Tel: 303-600-2846
	370 17th Street, Suite 3900	Fax: 303-626-2992
Denver, CO 80202-1370
Attn: Timothy A. Ficker

SECTION 11.    MISCELLANEOUS

        11.1    Entire Agreement.    This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto and the Lessor as per the terms of the Consent to Sublease and Assignment. This Agreement, together with the Consent to Sublease and Assignment constitute the entire agreement of the parties as of its effective date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

        11.2    Other Transactions.    Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

        11.3    Prohibited and Unenforceable Provisions.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Sublessor and Sublessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

        11.4    Enforcement.    This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Sublessor, Sublessee, and their successors and assigns.

        11.5    Headings.    The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

        11.6    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        11.7    Amendments.    No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

        11.8    No Waiver.    No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

        11.9    No Assignments or Subleases.    Sublessee shall not without the prior written consent of Sublessor and Lessor or as otherwise permitted herein (i) assign any of its rights or obligations or delegate any of its duties under this Agreement or (ii) sublease or otherwise in any manner deliver, transfer or relinquish operational control and possession of the Aircraft except for such incidental transfers of possession as may occur in the ordinary course of operating the Aircraft, including but not limited to possession by a duly qualified aircraft manager used by Sublessee, hangarkeeper and similar parties.

        11.10    Governing Law; Jurisdiction.    BOTH PARTIES AGREE THAT THIS LEASE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF BOTH PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE. Sublessee hereby irrevocably consents and agrees that any legal action, suit, or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the courts of the State of New York or the U.S. District Court for the Southern District of New York, as Sublessor may elect, and by execution and delivery of this Agreement, Sublessee hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Notwithstanding anything in the foregoing to the contrary, the parties may bring a judicial proceeding against the registrar of the International Registry in the Republic of Ireland, solely with respect to matters relating to the International Registry itself. SUBLESSEE ALSO HEREBY KNOWINGLY AND FREELY WAIVES

ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING HEREFROM OR IN RELATION HERETO

        11.11    Quiet Enjoyment.    Sublessor warrants that during the Term, so long as no Event of Default has occurred and is continuing, Sublessee's periods of possession and use of the Aircraft shall not be interfered with by Sublessor or anyone rightfully claiming an interest through Sublessor.

        11.12    Subordination.    The rights of Sublessee (and of any party claiming through Sublessee) with respect to the Aircraft shall be subject and subordinate in all respects to Lessor's rights, title and interests in the Aircraft, including all of Lessor's rights and remedies under the Lease and the other documents relating thereto as more fully set forth in that certain Consent to Sublease and Assignment executed by Lessor, Sublessor and Sublessee of even date herewith.

[Remainder of Page Intentionally Left Blank]

SECTION 12.    TRUTH IN LEASING    STATEMENT UNDER SECTION 91.23 OF THE FARs.

        (a)   SUBLESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT (EXCEPT TO THE EXTENT SUBLESSOR HAS HAD THE AIRCRAFT FOR LESS THAN 12 MONTHS IN WHICH CASE SUCH CERTIFICATION COVERS ONLY THE PERIOD FOLLOWING SUBLESSOR'S ACQUISITION OF THE AIRCRAFT) IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

        (b)   THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF PART 135 OF THE FARs.

        (c)   SUBLESSEE AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, SUBLESSEE SHALL HAVE OPERATIONAL CONTROL AND SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT. SUBLESSEE CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

        (d)   THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE LOCAL FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE or AIR CARRIER DISTRICT OFFICE).

        (e)   SUBLESSEE CERTIFIES THAT IT WILL SEND A TRUE COPY OF THIS EXECUTED AGREEMENT TO: AIRCRAFT REGISTRATION BRANCH, ATTN: TECHNICAL SECTION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA, 73125, WITHIN 24 HOURS OF ITS EXECUTION, AS PROVIDED BY FAR 91.23(c)(1) AND THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

        (f)    SUBLESSEE CERTIFIES THAT IT WILL NOTIFY, BY TELEPHONE OR IN PERSON, THE FAA FLIGHT STANDARDS DISTRICT OFFICE NEAREST THE AIRPORT WHERE THE FIRST FLIGHT UNDER THIS AGREEMENT WILL ORIGINATE WITHIN 48 HOURS BEFORE TAKEOFF OF THAT FIRST FLIGHT AND INFORM THE FAA OF THE LOCATION OF THE AIRPORT OF DEPARTURE, THE DEPARTURE TIME, AND THE REGISTRATION NUMBER OF THE AIRCRAFT.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Sublessor and Sublessee have each caused this Non-Exclusive Aircraft Sublease Agreement to be duly executed as of the date set forth above.

SUBLESSOR: TIMBER, LLC		SUBLESSEE: VENOCO, INC.
By:	/s/ DAVID MOKROS	By:	/s/ TIMOTHY A. FICKER
Name:	David Mokros	Name:	Timothy A. Ficker
Title:	Manager	Title:	Chief Financial Officer

 NON-EXCLUSIVE AIRCRAFT SUBLEASE AGREEMENT:

Schedule A

        Applicable Law:    Applicable Law shall mean all applicable laws including all statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority as amended and revised from time to time, and any judicial or administrative interpretation, of any of the same, including, without limitation, the airworthiness certificate issued with respect to the Aircraft, the Cape Town Convention, all FARs, airworthiness directives, and/or any of the same relating to noise, the environment, national security, public safety, exports or imports or contraband.

        Hourly Rent:    Five Thousand Six Hundred US Dollars ($5,600) per flight hour.

        Records:    The original versions of any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the Aircraft, including, without limitation, (i) all records required to be maintained by the FAA or any other governmental agency or authority having jurisdiction with respect to the Aircraft or by any manufacturer or supplier of the Aircraft (or any part thereof) with respect to the enforcement of warranties or otherwise, and (ii) with respect to the airframe, any engine, APU or any part, all records related to any manufacturer's maintenance service program or any computerized maintenance monitoring program or engine maintenance program, which Records shall be at all times the property of the owner of the Aircraft.

        Event of Loss:    Event of Loss with respect to the Aircraft, the airframe or any engine or APU, shall mean any of the following events with respect to such property when in the possession of Sublessee (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property when in the possession of Sublessee which results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing when in the possession of Sublessee ("Requisition of Use"); or (vi) The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage or Requisition of Use. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the airframe. An Event of Loss with respect to any engine or APU shall not, without loss of the airframe, be deemed an Event of Loss with respect to the Aircraft.

 NON-EXCLUSIVE AIRCRAFT SUBLEASE AGREEMENT

Schedule B
Delivery/Redelivery Logbook

Gulfstream Aerospace model G-IV (G300) aircraft
FAA registration number N958TB
Manufacturer's serial number 5092

Name of Party Accepting Delivery	Acceptance Date, Time, and Signature:	Total Flight Hours Since Acceptance of Delivery Prior to Redelivery	Name Of Party to Whom Aircraft is Redelivered and Date and Time of Redelivery.
	Date:		Name:
	Time:		Date:
	Signature:		Time:
	Date:		Name:
	Time:		Date:
	Signature:		Time:
	Date:		Name:
	Time:		Date:
	Signature:		Time:
	Date:		Name:
	Time:		Date:
	Signature:		Time:
	Date:		Name:
	Time:		Date:
	Signature:		Time:
	Date:		Name:
	Time:		Date:
	Signature:		Time:
	Date:		Name:
	Time:		Date:
	Signature:		Time:

QuickLinks

  Exhibit 99.1
NON-EXCLUSIVE AIRCRAFT SUBLEASE AGREEMENT: Schedule A
NON-EXCLUSIVE AIRCRAFT SUBLEASE AGREEMENT Schedule B Delivery/Redelivery Logbook